As filed with the Securities and Exchange Commission on November 16, 2021

Registration No. 333-259177

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.2

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DATASEA INC.

(Exact name of registrant as specified in its charter)

Nevada	8742	45-2019013
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road, Technological Development Zone

Beijing, People’s Republic of China 100176

+86 10-56145240

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zhixin Liu, Chief Executive Officer

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road, Technological Development Zone

Beijing, People’s Republic of China 100176

+86 10-56145240

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elizabeth F. Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0199

Approximate date of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	1,218,453	(2)	$4.48	$5,458,669.44	$506.02	*

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Consists of (i) 1,096,608 shares of common stock issuable upon exercise of warrants that were issued to the Selling Stockholders named herein and (ii) 121,845 shares of common stock issuable upon exercise of warrants that were issued to the placement agent in connection with the private placement of common stock.

(3)	The registration fee has been computed in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based on $4.48 per share, being the higher of (i) the exercise price of the warrants registered herewith and (ii) the average of the high and low prices per share of the registrant’s common stock on the Nasdaq Capital Market on August 27, 2021.

*	$260.55 has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated November 16, 2021

1,218,453 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the resale of up to 1,218,453 shares of the common stock of Datasea Inc., a Nevada corporation (the “Company”), that may be sold from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”).

The shares of common stock offered under this prospectus consist of 1,218,453 shares of common stock issuable upon the exercise of (i) certain warrants (the “Investor Warrants”), that we issued to certain Selling Stockholders, each of whom is an accredited investor, on July 22, 2021, in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement dated as of July 20, 2021, by and among the Company and the purchasers named therein and (ii) certain warrants (the “PA Warrants”, and together with the Investor Warrants, the “Warrants”) that we issued to the placement agent on July 22, 2021 in connection with the Private Placement. The issuance of the Investor Warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any of the shares of common stock offered hereby by the Selling Stockholders. To the extent that any of the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

The Selling Stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through underwriters, broker-dealers or agents, in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 26 of this prospectus for more information about how the Selling Stockholders may sell or dispose of their shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DTSS”. On August 27, 2021, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $1.96 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. We are a holding company incorporated in NEVADA. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the People’s Republic of China, or the PRC, primarily our variable interest entity (the “VIE”). Due to PRC legal restrictions on foreign ownership in any internet-related businesses we may explore and operate, we do not have any equity ownership of our VIE, instead we control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. The VIE structure is used to replicate foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities. Our COMMON STOCK offered in this prospectus are shares of our NEVADA holding company that maintains service agreements with the associated operating companies.

Additionally, we are subject to certain legal and operational risks associated with our VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our VIE’s operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact OF such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate Structure” on page 5. See also “Risk Factors - Risks Related to our Corporate Structure.” SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 15 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NONE OF OUR VIE AND ITS SUBSIDIARIES HAVE ISSUED ANY DIVIDENDS OR DISTRIBUTIONS TO RESPECTIVE HOLDING COMPANIES, OR TO ANY INVESTORS AS OF THE DATE OF THIS PROSPECTUS. OUR SUBSIDIARIES IN THE PRC GENERATE AND RETAIN CASH GENERATED FROM OPERATING ACTIVITIES AND RE-INVEST IT IN OUR BUSINESS. IN THE FUTURE, CASH PROCEEDS RAISED FROM OVERSEAS FINANCING ACTIVITIES, INCLUDING THE CASH PROCEEDS FROM THE EXERCISE OF THE WARRANTS BY THE SELLING STOCKHOLDERS REFERENCED IN THIS PROSPECTUS, MAY BE TRANSFERRED BY US THROUGH OUR HONG KONG SUBSIDIARY, SHUHAI INFORMATION SKILL (HK) LIMITED TO OUR PRC SUBSIDIARY TIANJIN INFORMATION VIA CAPITAL CONTRIBUTION AND SHAREHOLDER LOANS, AS THE CASE MAY BE. TIANJIN INFORMATION THEN WILL TRANSFER FUNDS TO OUR VIE AND ITS SUBSIDIARIES TO MEET THE CAPITAL NEEDS OF OUR BUSINESS OPERATIONS. DURING EACH OF THE FISCAL YEARS ENDED JUNE 30, 2021 AND 2020, THE ONLY TRANSFER OF ASSETS AMONG DATASEA INC. (THE US PARENT COMPANY) AND ITS SUBSIDIARIES INCLUDING THE VIE WAS TRANSFER OF CASH. DATASEA INC. PROVIDED CASH TO ITS SUBSIDIARIES EITHER BY WAY OF CAPITAL CONTRIBUTION OR BY WAY OF LOAN, FROM THE PROCEEDS IT RECEIVED FROM THE FINANCING. IN ADDITION, THERE WERE SOME LOANS OBTAINED BY CERTAIN CHINESE SUBSIDIARIES, AND THOSE SUBSIDIARIES THEN LOANED MONEY TO OTHER SUBSIDIARIES TO MEET THEIR WORKING CAPITAL NEEDS. THE CASH WAS TRANSFERRED WITHIN THE ORGANIZATION THROUGH THE BANK WIRING. DURING THE FISCAL YEAR ENDED JUNE 30, 2021, DATASEA INC. INVESTED AN AGGREGATE OF APPROXIMATELY $1.36 MILLION IN CASH TO SHUHAI INFORMATION SKILL(HK) LTD, WHICH AMOUNT WAS THEN INVESTED TO TIANJIN INFORMATION. DURING FISCAL YEAR ENDED JUNE 30 2021, TIANJIN INFORMATION TRANSFERRED AN AGGREGATE OF APPROXIMATELY $1.1 MILLION IN CASH TO SHUHAI BEIJING . THE PRC GOVERNMENT IMPOSES CONTROLS ON THE CONVERTIBILITY OF RMB INTO FOREIGN CURRENCIES AND, IN CERTAIN CASES, THE REMITTANCE OF CURRENCY OUT OF CHINA. THE MAJORITY OF OUR AND THE VIE’S AND ITS SUBSIDIARIES’ INCOME IS RECEIVED IN RMB AND SHORTAGES IN FOREIGN CURRENCIES MAY RESTRICT OUR ABILITY TO PAY DIVIDENDS OR OTHER PAYMENTS, OR OTHERWISE SATISFY OUR FOREIGN CURRENCY DENOMINATED OBLIGATIONS, IF ANY. UNDER EXISTING PRC FOREIGN EXCHANGE REGULATIONS, PAYMENTS OF CURRENT ACCOUNT ITEMS, INCLUDING PROFIT DISTRIBUTIONS, INTEREST PAYMENTS AND EXPENDITURES FROM TRADE-RELATED TRANSACTIONS, CAN BE MADE IN FOREIGN CURRENCIES WITHOUT PRIOR APPROVAL FROM THE STATE ADMINISTRATION OF THE FOREIGN EXCHANGE (“SAFE”) IN THE PRC AS LONG AS CERTAIN PROCEDURAL REQUIREMENTS ARE MET. APPROVAL FROM APPROPRIATE GOVERNMENT AUTHORITIES IS REQUIRED IF RENMINBI IS CONVERTED INTO FOREIGN CURRENCY AND REMITTED OUT OF CHINA TO PAY CAPITAL EXPENSES SUCH AS THE REPAYMENT OF LOANS DENOMINATED IN FOREIGN CURRENCIES. THE PRC GOVERNMENT MAY, AT ITS DISCRETION, IMPOSE RESTRICTIONS ON ACCESS TO FOREIGN CURRENCIES FOR CURRENT ACCOUNT TRANSACTIONS AND IF THIS OCCURS IN THE FUTURE, WE MAY NOT BE ABLE TO PAY DIVIDENDS IN FOREIGN CURRENCIES TO OUR SHAREHOLDERS. SEE THE SECTION TITLED “CASH TRANSFER AND DIVIDEND PAYMENT” BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR DETAILS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 15 of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common stock in this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, before deciding whether to invest in this offering.

Our Company

Datasea Inc. (the “Company” or “Datasea”) was incorporated in Nevada on September 26, 2014. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the People’s Republic of China, or the PRC, primarily our variable interest entity (the “VIE”) and its subsidiaries. We do not have any equity ownership of our VIE, instead we control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our common stock that currently listed on the Nasdaq Capital Markets are shares of our Nevada holding company that maintains service agreements with the associated VIE and its subsidiaries. For a description of our corporate structure and contractual arrangements, see “Corporate Structure” on page 5 and “VIE Agreements” on page 3.

The Company, through its subsidiaries and VIE, Shuhai Information Technology Co., Ltd. (“Shuhai Beijing”) that is based in the PRC, engaged in three converging and innovative industries: smart city, acoustic intelligence and 5G messaging. Shuhai Beijing leverages facial recognition technology and other visual intelligence algorithms, combined with cutting-edge acoustic and non-visual intelligence algorithms, to provide smart city solutions that are designed to meet the security needs of residential communities, schools and commercial enterprises. Most recently, in response to the growing utilization of 5G technologies and the overall initiative to utilize Datasea’s technology capabilities to achieve the expansion of business coverage and revenue resources, China's mainstream telecom operators jointly launched the 5G Rich Communication Service industry, and we have also strategically expanded our business coverage to 5G messaging and smart payment solutions.

The research and development of technology plays a vital role for the Company and is what makes us different. Shuhai Beijing not only has visual intelligent algorithms such as facial recognition technology, but also develops non-visual intelligent algorithms like acoustic intelligence. Together with artificial intelligence, machine learning and data analytics capability, its solutions not only provide visibility, but also identify the behavioural pattern and then use alerts to manage the situation actively. We, through Shuhai Beijing, create new opportunities for areas from intelligent detection to proactive optimization. We believe the non-visual intelligent algorithms such as acoustic intelligence are the future of the smart security industry.

As Shuhai Beijing’s smart city technologies share connectivity of their underlying logic with 5G messaging and smart payment solutions, the demand for user value-added services, as well as the rapid rise of China’s 5G application market, has provided a comprehensive intelligent system for people and machines to meet the business, social and transactional needs of countries, enterprises and individuals, and it has supported the company’s rapid start and development of its 5G messaging business and has effectively improved the company’s competitiveness. The Company creates new sources of revenue and profit and brings benefits for all shareholders.

Impact of coronavirus outbreak

In December 2019, a novel strain of coronavirus (COVID-19) was reported in China, upon which the World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” During the period from January to March 2020, Shuhai Beijing’s marketing and business developments efforts were materially adversely affected since, among other reasons, its employees were not able to return to the office to resume their duties. Shuhai Beijing resumed its operations in April 2020. As a recipient of the PRC government support programs intended to mitigate the adverse economic impact of the pandemic, Shuhai Beijing’s business operations has recovered and was not materially affected going forward. Its smart security platform has enabled Shuhai Beijing’s R&D team to continue working in online mode during the pandemic. In addition, Shuhai Beijing believes its efforts to move its functions online were sufficiently prompt and effective to minimize adverse effects to the its financial reporting and internal control over financing reporting systems. Shuhai Beijing does not anticipate any impairments of its assets. However, the Company expects that the impact of the COVID-19 outbreak on the United States and world economies may have a material adverse effect on the demand for Shuhai Beijing’s services. We currently believe that our financial resources will be adequate to see us through the outbreak. However, in the event that the pandemic continues on for a longer period of time, we may need to raise capital in the future.

The COVID-19 pandemic has prompted the Company to focus on developing epidemic related products to pursue new business opportunities. In connection with the intensifying efforts to contain the spread of COVID-19, the Chinese government has taken a number of actions, which included extending the Chinese Spring Festival in 2020, quarantining individuals infected with or suspected of having COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. According to a press release of CNN Hong Kong dated August 23, 2021, China reported no new locally transmitted Covid-19 cases on August 23, 2021 for the first time since July this year, according to its National Health Commission (NHC), as authorities double down on the country’s stringent zero-Covid approach. In response to the entire country’s efforts to combat the spread of COVID-19, Shuhai Beijing integrated the epidemic prevention and control system and epidemic prevention and control functions as a sub-module into the regular Smart Campus System and Smart Public Community System.

Recent Developments

On July 20, 2021, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to sell to such investors an aggregate of 2,436,904 shares of common stock of the Company at a purchase price of $3.48 per share. The Company also sold warrants to purchase 1,096,608 shares of common stock to such investors in a concurrent private placement. The closing of the sales of these securities under the securities purchase agreement took place on July 22, 2021. The net proceeds from the transactions were approximately $7,636,796, after deducting certain fees due to the placement agent and the Company’s estimated transaction expenses, and will be used for working capital and general corporate purposes, and for the repayment of debt.

History and Background

We were incorporated under the laws of the State of Nevada on September 26, 2014 under the name Rose Rock Inc. On May 27, 2015, we amended our articles of incorporation to change our name to Datasea Inc. Up until October 2015, our primary business activities were providing consulting services to various U.S. companies seeking to do business in China as well as Chinese companies looking to enter the U.S. markets. Nonetheless, we were considered a shell company as defined in Rule 12b-2 under the Securities Act, as we had no or nominal business operations, employees and/or assets.

On May 26, 2015, pursuant to the terms of a stock purchase agreement, Ms. Zhixin Liu purchased 20,000,000 shares (without giving effect to our one-for-three reverse stock split that became effective on May 1, 2018), or 57.14%, of the issued and outstanding shares of our common stock from Mr. Xingzhong Sun, who was our sole officer, director and majority stockholder at the time of the transaction. As part of the transaction, Zhixin Liu was appointed as the Chairman of our Board of Directors (the “Board”).

On October 29, 2015, we entered into a share exchange agreement (the “Exchange Agreement”) with Ms. Zhixin Liu and Mr. Fu Liu, the members (“Members”) of Datasea Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC, whereby the Members transferred all of their membership interests of Shuhai Skill (HK) to us in exchange for the issuance of an aggregate of 6,666,667 shares of our common stock (the transaction, hereinafter referred to as the “Share Exchange”). Upon consummation of the Share Exchange, Shuhai Skill (HK) and its consolidated subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Tianjin Information”), became our wholly-owned subsidiary, and Shuhai Beijing, also a limited liability company incorporated under the laws of the PRC, through its existing contractual relationship with Tianjin Information, became our VIE. In addition, Xinzhong Sun resigned from the positions as our director, President, Secretary and Treasurer. Ms. Liu was appointed as our Chairman of the Board, Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary and Mr. Liu was appointed as a director. Mr. Liu is the father of Ms. Liu.

As a result of the Share Exchange, we, through our consolidated subsidiaries, are engaged in the business of providing Internet security products, new media advertising, micro-marketing, data analysis services in the PRC. All business operations are conducted through our wholly-owned subsidiary, Tianjin Information, and through Shuhai Beijing, our VIE. Shuhai Beijing is considered to be a VIE because we do not have any direct ownership interest in it, but, as a result of a series of contractual agreements (the “VIE Contractual Agreements”) among Tianjin Information, Shuhai Beijing and its stockholders, we are able to exert effective control over Shuhai Beijing and receive 100% of the net profits or net losses derived from the business operations of Shuhai Beijing. The VIE Contractual Agreements are more fully described below.

On April 12, 2018, our Board of Directors and stockholders approved a one-for-three reverse stock split of our issued and outstanding shares of common stock, which became effective on May 1, 2018, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares of our common stock increased from to 19,170,827 to 19,170,846 to accommodate certain stockholders’ positions due to rounding elections payable at the beneficial owner level. Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its stockholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Stockholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a stockholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Stockholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement.

Equity Option Agreement – the Shuhai Beijing Stockholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Stockholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Stockholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Stockholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Stockholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Stockholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

There are a number of uncertainties regarding the status of the rights of the Nevada holding company with respect to its contractual arrangements with the VIE, its founders and owners, including whether the PRC legal system could limit our ability to enforce these contractual agreements due to uncertainties under Chinese law and jurisdictional limits. Due to PRC legal restrictions on foreign ownership in any internet-related businesses we may explore and operate, we do not have any equity ownership of our VIE, instead we control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our common stock that currently listed on the Nasdaq Capital Markets are shares of our Nevada holding company that maintains service agreements with the associated operating companies. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. We also believe that each of the contracts among our wholly-owned PRC subsidiary, our consolidated VIE and its shareholders is valid, binding and enforceable in accordance with its terms. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Thus, the PRC governmental authorities may take a view contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If these regulations change or are interpreted differently in the future and our corporate structure and contractual arrangements are deemed by the relevant regulators that have competent authority, to be illegal, either in whole or in part, we may lose control of our consolidated VIE, which conducts our manufacturing operations, holds significant assets and accounts for significant revenue, and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking our business and operating licenses;

●	levying fines on us;

●	confiscating any of our income that they deem to be obtained through illegal operations;

●	shutting down our services;

●	discontinuing or restricting our operations in China;

●	imposing conditions or requirements with which we may not be able to comply;

●	requiring us to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from overseas offering to finance our consolidated VIE’s business and operations; and

●	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations and the market price of our common stock. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIE or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements, which may cause the value of our securities to significantly decline or even become worthless.

In addition, while we will take every precaution available to effectively enforce the contractual and corporate relationship of the VIE agreements, these contractual arrangements are less effective than direct ownership and that we may incur substantial costs to enforce the terms of the arrangements. For example, the VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under VIE Agreements, we will rely on the performance by the VIE and its shareholders of their obligations under the contracts to exercise control over the VIE. As such, the shareholders of VIE may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of the VIE shareholders to perform certain obligations could compel us to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

Corporate Structure

The chart below depicts the corporate structure of the Company as of the date of this prospectus.

The following is the tabular form condensed consolidating schedule depicting the financial position, cash flows and results of operations for the parent, the consolidated variable interest entity, and any eliminating adjustments separately - as of and for the years ending June 30, 2021 and 2020.

Consolidating Statements of Income Information

	Year Ended June 30, 2021
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Revenue	$-	$58,870	$434,851	$(318,583)	$175,138
Cost of Revenue	-	243,728	153,002	(315,595)	81,135
Gross profit (loss)	-	(184,858)	281,849	(2,988)	94,003
Operating expenses	588,562	951,916	3,414,811	-	4,955,289
Loss from operations	(588,562)	(1,136,774)	(3,132,962)	(2,988)	(4,861,286)
Other expenses, net	(762)	(12,117)	(10,151)	-	(23,030)
Provision for income tax	-	-	-	-	-
Loss before noncontrolling interest	(589,324)	(1,148,891)	(3,143,113)	(2,988)	(4,884,316)
Less: loss attributable to noncontrolling interest	-	-	(235,839)	-	(235,839)
Net loss	$(589,324)	$(1,148,891)	$(2,907,274)	$(2,988)	$(4,648,477)

	Year Ended June 30, 2020
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Revenue	$-	$352,981	$2,317,127	$(1,255,328)	$1,414,780
Cost of Revenue	-	897,602	255,319	(1,006,541)	146,380
Gross profit (loss)	-	(544,621)	2,061,808	(248,787)	1,268,400
Operating expenses	361,854	910,487	1,901,112	-	3,173,453
Income (loss) from operations	(361,854)	(1,455,108)	160,696	(248,787)	(1,905,053)
Other income (expenses), net	8,190	40,142	(1,374)	-	46,958
Income tax expense	5,158	-	-	-	5,158
Income (loss) before noncontrolling interest	(358,822)	(1,414,966)	159,322	(248,787)	(1,863,253)
Less: loss attributable to noncontrolling interest	-	-	-	-	-
Net loss	$(358,822)	$(1,414,966)	$159,322	$(248,787)	$(1,863,253)

Consolidating Balance Sheets Information

	As of June 30, 2021
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Cash	$14,042	$8,718	$26,916	$-	$49,676
Accounts receivable	-	501,288	1,856	(501,288)	1,856
Inventory	-	202,792	210,894	(219,422)	194,264
Other current asset	70,520	6,627,136	443,471	(6,500,938)	640,189

Total current asset	84,562	7,339,934	683,137	(7,221,648)	885,985

Property and equipment, net	-	142,215	167,193	-	309,408
Intangible asset, net	-	1,081,163	10,984	-	1,092,147
Right of use asset, net	-	908,149	442,441	-	1,350,590
Other-non-current asset	5,860,480	88,744	168,243	(5,860,480)	256,987

Total Non-current asset	5,860,480	2,220,271	788,861	(5,860,480)	3,009,132

Total Asset	$5,945,042	$9,560,205	$1,471,998	$(13,082,128)	$3,895,117

Accounts payable	$99,500	$62,332	$514,175	$(501,289)	$174,718
Lease liability	-	473,509	256,676	-	730,185
Loan payable	-	30,959	1,455,860	-	1,486,819
Other current liabilities	39,750	207,768	7,187,837	(6,568,410)	866,945

Total current liabilities	139,250	774,568	9,414,548	(7,069,699)	3,258,667

Lease liability-NC	-	479,063	79,676	-	558,739

Total non-current liabilities	-	479,063	79,676	-	558,739

Total liabilities	139,250	1,253,631	9,494,224	(7,069,699)	3,817,406

Accumulated deficit	(937,751)	(2,686,249)	(8,179,987)	(257,870)	(12,061,858)
Other equity	6,743,543	10,992,823	157,761	(5,754,559)	12,139,569

Total equity	5,805,792	8,306,574	(8,022,226)	(6,012,429)	77,711

Total Liability and stockholders’ equity	$5,945,042	$9,560,205	$1,471,998	$(13,082,128)	$3,895,117

	As of June 30, 2020
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Cash	$915,735	$600,690	$149,511	$-	$1,665,936
Accounts receivable	-	395,508	1,119	(395,508)	1,119
Inventory	-	111,894	193,540	(200,224)	105,210
Other current asset	-	6,353,427	734,905	(4,962,074)	2,126,258

Total current asset	915,735	7,461,519	1,079,075	(5,557,806)	3,898,523

Property and equipment, net	-	68,719	222,312	-	291,031
Intangible asset, net	-	11,250	9,444	-	20,694
Right of use asset, net	-	10,170	692,782	-	702,952
Other-non-current asset	4,500,480	-	-	(4,500,480)	-

Total Non-current asset	4,500,480	90,139	924,538	(4,500,480)	1,014,677

Total Asset	$5,416,215	$7,551,658	$2,003,613	$(10,058,286)	$4,913,200

Accounts payable	$-	$35,214	$407,269	$(395,508)	$46,975
Lease liability	-	-	346,629	-	346,629
Loan payable	-	-	-	-	-
Other current liabilities	3,750	31,861	5,222,347	(4,962,071)	295,887

Total current liabilities	3,750	67,075	5,976,245	(5,357,579)	689,491

Lease liability-NC	-	-	341,273	-	341,273

Total non-current liabilities	-	-	341,273	-	341,273

Total liabilities	3,750	67,075	6,317,518	(5,357,579)	1,030,764

Accumulated deficit	(348,426)	(1,537,359)	(5,269,725)	(257,870)	(7,413,381)
Other equity	5,760,891	9,021,942	955,820	(4,442,837)	11,295,817

Total equity	5,412,465	7,484,583	(4,313,905)	(4,700,707)	3,882,436

Total Liability and stockholders’ equity	$5,416,215	$7,551,658	$2,003,613	$(10,058,286)	$4,913,200

Consolidating Cash Flows Information

	Year Ended June 30, 2021
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Net cash (used in)/provided by operating activities	$(511,693)	$(1,082,949)	$(2,389,879)	$36,172	$(3,948,349)
Net cash (used in)/provided by investing activities	(1,360,000)	(105,907)	(62,777)	1,360,000	(168,685)
Net cash (used in)/provided by financing activities	970,000	565,766	2,319,182	(1,406,101)	2,448,847
Net increase in cash and cash equivalents	$(901,693)	$(583,074)	$(122,595)	$(8,898)	$(1,616,260)

	Year Ended June 30, 2020
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Net cash (used in)/provided by operating activities	$(355,822)	$(2,789,559)	$(1,427,971)	$-	$(4,573,352)
Net cash (used in)/provided by investing activities	-	(78,551)	(228,262)	-	(306,813)
Net cash (used in)/provided by financing activities	-	(533,101)	443,235	5,024	(84,842)
Net increase in cash and cash equivalents	$(355,822)	$(3,406,201)	$(1,244,678)	$-	$(5,006,701)

Government Regulation; Licenses

Our operating entities’ operations are subject to and affected by PRC laws and regulations. The primary governmental regulation regulating the Internet security equipment industry in the PRC is the Cybersecurity Law, which governs entities providing “critical information infrastructure.” This statute provides basic protections for Internet users, such as not selling individual’s data to other companies without the user’s permission and not knowingly distributing malware. This law at present is only in draft form, but is expected to be adopted in the near future. Our wholly owned subsidiaries and our VIE and its subsidiaries are required to have, and each has, a business license issued by the PRC State Administration for Market Regulation and its local counterparts. In addition, major PRC regulations applicable to our products and services and the Internet security industry include Computer Information System Security Specific Product Testing and Sales License Management Method (Ministry of Public Security Order No. 32) (“Order 32”) and Internet Security Protection Technology Measures Provision (Ministry of Public Security Order No. 82) (“Order 82”). Order 32 sets forth the license requirement for Internet security products providers and related approval procedures of license applications. Order 82 specifies certain security measures Internet service providers shall take to ensure Internet security. Providers of ISP connecting service and Internet-based data processing service are within the scope of Order 82. Shuhai Beijing has received the required license under Order 32 and it is currently being renewed.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Although we believe that CSRC’s approval is not required for the listing and trading of our common stock on Nasdaq in the context of this offering, we cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

Cash Transfer and Dividend Payment

None of our VIE and its subsidiaries have issued any dividends or distributions to respective holding companies, or to any investors as of the date of this prospectus. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. In the future, cash proceeds raised from overseas financing activities, including the cash proceeds from the exercise of the warrants by the selling stockholders referenced in this prospectus, may be transferred by us through our Hong Kong subsidiary, Shuhai Information Skill (HK) Limited to our PRC subsidiary Tianjin Information via capital contribution and shareholder loans, as the case may be. Tianjin Information then will transfer funds to our VIE and its subsidiaries to meet the capital needs of our business operations.

During each of the fiscal years ended June 30, 2021 and 2020, the only transfer of assets among Datasea Inc. (the US parent company) and its subsidiaries including the VIE was transfer of cash. Datasea Inc. provided cash to its subsidiaries either by way of capital contribution or by way of loan, from the proceeds it received from the financing. In addition, there were some loans obtained by certain Chinese subsidiaries, and those subsidiaries then loaned money to other subsidiaries to meet their working capital needs. The cash was transferred within the organization through the bank wiring. During the fiscal year ended June 30, 2021, Datasea Inc. invested an aggregate of approximately $1.36 million in cash to Shuhai information Skill(HK) Ltd, which amount was then invested to Tianjin Information. During fiscal year ended June 30 2021, Tianjin Information transferred an aggregate of approximately $1.1 million in cash to Shuhai Beijing .

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of our and the VIE’s and its subsidiaries’ income is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from The State Administration of the Foreign Exchange (“SAFE”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

Cash dividends, if any, on our common stock will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. As of the date of this prospectus, we have not made any dividends nor distributions to any U.S. investors.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiary and the VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, our PRC subsidiary and the VIE are restricted to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiary and the VIE for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiary and the VIE due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

Competitive Strengths

We believe our VIE’s market position and potential future growth can be attributed to the following key factors and competitive strengths:

1. Talents

The R&D team of the Shuhai Beijing mainly comes from Chinese Academy of Social Sciences and other well-known universities and technology enterprises;  it has a sales team with experience in serving fortune 500 enterprises.  The finance, risk control, strategy and capital departments of the Company and Shuhai Beijing are composed of professionals from well-known enterprises and listed companies at home and abroad. During the fiscal year of 2021, Shuhai Beijing continued to actively introduce the cooperation mode of external expert think tanks and research institutes, including but not limited to Institute of Acoustics of Chinese Academy of Sciences, China Academy of Information and Communications, Standards Institute of China, School of Artificial Intelligence of Beijing University of Posts and Telecommunications and China Artificial Intelligence Industry Alliance, etc.

2. Differentiated technical advantages

Shuhai Beijing actively develops and uses acoustic intelligent technology and products to build technical barriers and thresholds that are different from other competitors.  R&D has always been the core and driving force of Shuhai Beijing.  Based on two innovation research institutes, Shuhai Beijing has brought together the Chinese Academy of Social Sciences, such as well-known high school background of the R&D team, continuously fused visual and non-visual development to depth perception technology, acoustic system developed intelligent technology and acoustic intelligence series intelligent Gammatone filter group and other technical combination, formed a unique voice front intelligent processing scheme and filter ambient noise in noisy environment.  To perceive visual and non-visual fusion technology as the main direction, Shuhai Beijing formed the facial recognition + voiceprint recognition, video and audio recognition fusion, abnormal voice recognition, perception, “semantic + voice print” fusion “fusion + intervention control perception” edge and the algorithm combining with core technologies, distinguishing it from other competitors and building technical barriers and the main embodiment of the threshold.

3. Market space advantage and company strategy

Shuhai Beijing has been focusing on the long-term establishment of exclusive advantages through technological development and strategic deployment, helping it to sustain the development and accumulation of potential energy.  From the combination of visual perception technology and artificial intelligence big data technology at the very beginning, Shuhai Beijing’s products can be more active in identification and analysis, and effectively produce intervention from passive monitoring to active prevention.  Shuhai Beijing has seen that the integration of multiple sensing technologies can enhance the effectiveness of intelligent security solutions and enhance the applicability of products and it has internally started to deploy acoustic intelligent technologies.  Shuhai Beijing believes that diversified perception technology is not enough, and it believes that Data science is of great significance to the accuracy of multiple perception technology and the processing of complex environment. Combined with the common and similar underlying technology logic, Shuhai Beijing has strategically entered 5G message and smart payment.  In the future development, each sector is not only the source of the Company’s profits, but also mutually reinforcing effect, which can improve Shuhai Beijing’s overall product value and overall ecological viability, helping Shuhai Beijing maintain its sustainable development and promote the potential energy as an industry leader in the future.

Shuhai Beijing continues to explore core business opportunities with broad growth market space.  In terms of smart city, China’s domestic investment in smart city has reached about 22.9 billion US dollars in 2019, and the global market size has reached 1.1 trillion US dollars. The global construction of smart city is accelerating. As one of the most basic and core applications of smart city, intelligence has a huge market space.

5G messaging, namely Rich Communication Services & Suite (RCS), has become an international standard.  According to the Global System for Mobile Communications Association, as of September 2020, 90 Mobile network operators had launched RCS with 473 million Global monthly active users. The RCS market is expected to be about $74 billion by the end of 2021.  MobileSquared predicts that 74.6% of smartphone users will use RCS channels to communicate by 2023.

4.Quality strength advantage

Shuhai Beijing has obtained the certification of Computer Information System Safety Product Quality Supervision and Inspection Center of the Ministry of Public Security (through relevant tests and tests), ISO9001 quality management system certification, ISO27001 information security Management system certification, ISO14001 environmental management system certification and ISO18001 occupational health and safety management system certification.  As well as the “Engineering Enterprise qualification Certificate” issued by China Safety technology Prevention Industry Association, the “Membership certificate” granted by China Safety Technology Prevention Industry Association, the China National Compulsory product Certification Certificate (CCC certification) issued by China Quality Certification Center, which has become a powerful guarantee for the quality of our products.

5. Customer resource and location advantage

The original smart city customers of Shuhai Beijing are located in 13 provinces and cities in China, including Beijing, Liaoning, Jilin, Heilongjiang, Jiangsu, Shanxi and Guangdong.  Shuhai Beijing successfully expanded its business partners in Shanghai, Chongqing, Zhejiang, Yunnan and Shaanxi provinces through 5G messaging services, and signed 14 agreements with a total contract value of RMB 2.046 million. As of the date of this prospectus, Datasea series products has covered more than 60% of provincial administrative divisions in China.

Executive Compensation

The following table provides disclosure concerning all compensation paid for services to the executive officers of the Company in all capacities for our fiscal years ended June 30, 2021 and 2020, respectively, for (i) each person serving as our principal executive officer (“PEO”), (ii) each person serving as our principal financial officer (“PFO”) and (iii) our two most highly compensated executive officers other than our PEO and PFO whose total compensation exceeded $100,000 (collectively with the PEO, referred to as the “named executive officers” in this Executive Compensation section).

Summary Compensation Table

	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Ms. Zhixin Liu (1)	2020	$43,174	—	—	—	—	$43,174
Chairman, CEO	2021	$45,810	—	—	—	—	$45,810

Jijin Zhang (2)	2020	$4,397					$4,397
Former CFO	2021	$-					$-

Chunqi Jiao	2020	$19,924					$19,924
CTO	2021	$31,282					$31,282

(1)

Since January 1, 2017, the actual monthly salary Ms. Liu received was RMB 20,300 (approximately $3,056). According to the amendment to the employment agreement, Ms. Liu is entitled to a monthly salary of RMB 20,000 (approximately $3,011) plus any bonuses, transport allowances and housing allowances. Ms. Liu waived her rights of receiving any allowances or bonuses that have not been paid in fiscal years 2018 and 2017. Starting from July 1, 2019, Liu’s monthly salary will be adjusted to 25,300 yuan (about $3,598), with a bonus of 300,000 yuan ($42,662.72) to be paid under the contract.

According to the agreement between Zhixin Liu and Datasea Inc., the Company grants to Ms. Zhixin Liu fifteen thousand (15,000) shares of the Company’s common stock each month, starting from July 1, 2021, payable quarterly with the aggregate number of shares for each quarter being issuable on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance and being vested immediately with the undertaking from the grantee not to divest in the six (6) months after the issuance.

(2)	On August 1, 2021, Mr. Jijin Zhang tendered his resignation as the Chief Financial Officer of the Company due to personal reasons. On the same date, the Board of the Company appointed Ms. Mingzhou Sun to be the new Chief Financial Officer of the Company.

Option Grants in Last Fiscal Year

There were no options granted to our executive officer in the fiscal year ended June 30, 2021.

Employment Agreements

The Company does not have any written employment agreements with its officers other than the agreement described below.

Employment Contract – Zhixin Liu

We entered into an employment agreement with Ms. Zhixin Liu on February 11, 2018, pursuant to which she serves as our Chief Executive Officer until February 10, 2021 and receives a base monthly salary of RMB 20,000 (approximately $3,011). Ms. Liu is also eligible to receive bonuses, transport allowances and housing allowances. The entire package for Ms. Liu is for annual compensation of RMB 600,000 (approximately $90,340). The employment agreement and its amendment may be terminated in accordance with the provisions of PRC Labor Law. The employment agreement also contains other customary terms under PRC law.

According to the agreement between Zhixin Liu and Datasea Inc., the Company grant to Ms. Zhixin Liu fifteen thousand (15,000) shares of the Company’s common stock each month, starting from July 1, 2021, payable quarterly with the aggregate number of shares for each quarter being issuable on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance and being vested immediately with the undertaking from the grantees not to divest in the six (6) months after the issuance.

Employment Contract – Mingzhou Sun

In connection with Ms. Sun’s appointment, on August 1, 2021, the Company and Ms. Sun entered into an employment agreement (the “Employment Agreement”), pursuant to which Ms. Sun shall receive a monthly compensation of RMB20,000 (approximately $3,091). The term of the Employment Agreement is three years, with the first six months to be the probationary period. Ms. Sun’s employment can be terminated upon both parties mutual consent. The Company may terminate the Employment Agreement if Ms. Sun does not meet the qualifications for this position during the probationary period. The Company may also terminate the Employment Agreement by giving 30 days’ written notice upon the occurrence of certain events, including Ms. Sun’s failure to perform her duties as the Company’s Chief Financial Officer due to illness. Ms. Sun may terminate her employment with the Company immediately upon the occurrence of certain events, including the Company’s failure to pay her salary in full on time. Ms. Sun’s employment is also subject to customary benefits such as paid time off, sickness allowance, and other rights and benefits.

Equity Compensation Plan Information

On June 15, 2020, the Company filed a registration statement on Form S-8 to register the shares in connection with the Company’s 2018 Plan adopted by the Board of Directors.

On August 22, 2018, our Board of Directors and majority stockholders adopted a 2018 Equity Incentive Plan, or the 2018 Plan, for our company to award up to a maximum of 4,000,000 shares of our common stock, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. No awards have been granted under the 2018 Plan as of September 28, 2021, but our Board of Directors or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to our officers and directors.

The following paragraphs describe the principal terms of the 2018 Plan.

Types of Awards. The 2018 Plan permits the awards of options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and/or performance compensation awards.

Plan Administration. Our Board of Directors or a committee appointed by our Board of Directors will administer the 2018 Plan. Such plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants or prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from our company or our affiliates.

Exercise of Options. The plan administrator determines the expiration date of each award. However, the term of any award may not exceed ten years from the date of a grant. If any such award is not exercised prior to expiration, the award will be deemed forfeited.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Amendment and Termination of the 2018 Plan. Our Board of Directors has the authority to amend, alter, suspend, discontinue, or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

Director Compensation

The following table shows for the fiscal year ended June 30, 2021, certain information with respect to the compensation of our directors.

Fiscal Year 2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Zhixin Liu*	—	—	—
Fu Liu	36,757		36,757
Michael James Antonoplos	10,500	10,500	21,000
Stephen (Chun Kwok) Wong	2,263		2,263
Ling Wong	6,036		6,036
Vincent Thomas Lowry	10,500	10,500	21,000

*	Ms. Liu, our Chief Executive Officer, is also the chair of our Board but does not receive any additional compensation for her service as a director. See the section titled “Executive Compensation” for more information regarding the compensation of Ms. Liu.

*	Mr. Liu Fu, our Director and CO-Founder, but does not receive any compensation for his service as a director. He is also the chairman of Shuhai Beijing, $36,757 is the total salary received for his work and position of year 2021. According to the agreement between Fu Liu and Datasea Inc., the Company grants to Mr. Liu ten thousand (10,000) shares of the Company’s common stock each month, starting from July 1, 2021, payable quarterly with the aggregate number of shares for each quarter being issuable on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance and being vested immediately with the undertaking from the grantee not to divest in the six (6) months after the issuance.

Corporate Information

The principal executive office of our VIE is located at 1 Xinghuo Rd., Changning Building, 11th Floor, Fengtai District, Beijing, China, and our telephone number at that address is (86)10-56143568. Our website is http://www.shuhaixinxi.com. Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

Cautionary Statement Regarding our Variable Interest Entity Structure

We are a holding company incorporated in the state of Nevada. As a holding company with no material operations of our own, we conduct our operations in China through our variable interest entity, or VIE, Shuhai Beijing”. This is an offering of the shares of common stock of the holding company. You are not investing in Shuhai Beijing, our VIE. Neither we nor our subsidiaries own any share in Shuhai Beijing. Instead, we control and receive the economic benefits of Shuhai Beijing business operation through a series of contractual agreements, or the VIE Agreements. We are subject to certain legal and operational risks associated with being based in China and having a majority of our operations in through the contractual arrangements with our VIE. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The VIE Agreements are designed to provide our wholly-foreign owned entity (“WFOE”), Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information”), with the power, rights and obligations equivalent in all material respects to those it would possess as the principal equity holder of Shuhai Beijing, including absolute control rights and the rights to the assets, property and revenue of Shuhai Beijing. As a result of our indirect ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE. The VIE structure is used to replicate foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities.

Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our VIE Agreements may not be effective in providing control over Shuhai Beijing. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. If the Chinse regulatory authorities disallow this VIE structure in the future, it will likely result in a material change in our financial performance and our results of operations and/or the value of our common stock, which could cause the value of such securities to significantly decline or become worthless. Additionally, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board recently, our securities may be prohibited from trading if our auditor cannot be fully inspected.

Additionally, we are subject to certain legal and operational risks associated with our VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our VIE’s operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

Cautionary Statement Regarding Doing Business in China

Our VIE and its subsidiaries are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of our VIE and its subsidiaries, completely hinder of our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. The PRC government also initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. On July 10, 2021, the State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments, not yet effective), which requires operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As of the date of this prospectus, our Company, our VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. We do not believe that our existing business will require such regulatory review. As of the date of this prospectus, our Company, our VIE and its subsidiaries have not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, all of the statements and regulatory actions referenced are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require us, our subsidiaries, our VIE or its subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S.

The Offering

Common Stock offered by the Selling Stockholders:	1,218,453 shares of common stock issuable upon exercise of the Warrants.

Common stock outstanding prior to this offering:	23,911,042 shares as of August 27, 2021

Use of proceeds:	The Selling Stockholders will receive the proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock. See “Use of Proceeds” on page 20 of this prospectus.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” on page 15 of this prospectus.

NASDAQ Capital Market Symbol:	“DTSS”

The number of shares of our common stock outstanding, as set forth in the table above, is based on 23,911,042 shares outstanding as of August 27, 2021.

Prospectus Conventions

Unless the context requires otherwise, references to the “Company,” “we,” “our,” and “us,” refer to Datasea, Inc. and its subsidiaries.

All references to “RMB” and “Renminbi” are to the legal currency of China, and all references to “USD,” “$,” and “U.S. dollars” are to the legal currency of the United States. This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our President and Chief Executive Officer will be presented as “Zhixin Liu,” even though, in Chinese, her name would be presented as “Liu Zhixin.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth, which have not been independently verified by us. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth below, the information under the caption “Risk Factors” in any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and the information under the caption “Risk Factors” in our Annual Report on Form 10-K that is incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act.

These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

Additionally, we are subject to certain legal and operational risks associated with our VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our VIE’s operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over china-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless.

If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares.

We are a holding company incorporated in Nevada. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the People’s Republic of China, or the PRC, primarily our variable interest entity (the “VIE”). Due to PRC legal restrictions on foreign ownership in any internet-related businesses we may explore and operate, we do not have any equity ownership of our VIE, instead we control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our common stock that currently listed on the Nasdaq Capital Markets are shares of our Nevada holding company that maintains service agreements with the associated operating companies. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. For a description of our corporate structure and contractual arrangements, see “Corporate Structure” on page 5 and “VIE Agreements” on page 3.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. We also believe that each of the contracts among our wholly-owned PRC subsidiary, our consolidated VIE and its shareholders is valid, binding and enforceable in accordance with its terms. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Thus, the PRC governmental authorities may take a view contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If these regulations change or are interpreted differently in the future and our corporate structure and contractual arrangements are deemed by the relevant regulators that have competent authority, to be illegal, either in whole or in part, we may lose control of our consolidated VIE, which conducts our manufacturing operations, holds significant assets and accounts for significant revenue, and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking our business and operating licenses;

●	levying fines on us;

●	confiscating any of our income that they deem to be obtained through illegal operations;

●	shutting down our services;

●	discontinuing or restricting our operations in China;

●	imposing conditions or requirements with which we may not be able to comply;

●	requiring us to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from overseas offering to finance our consolidated VIE’s business and operations; and

●	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations and the market price of our common stock. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIE or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements, which may cause the value of our securities to significantly decline or even become worthless.

In addition, while we will take every precaution available to effectively enforce the contractual and corporate relationship of the VIE agreements, these contractual arrangements are less effective than direct ownership and that we may incur substantial costs to enforce the terms of the arrangements. For example, the VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under VIE Agreements, we will rely on the performance by the VIE and its shareholders of their obligations under the contracts to exercise control over the VIE. As such, the shareholders of VIE may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of the VIE shareholders to perform certain obligations could compel us to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations conducted through Shuhai Beijing may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Accordingly, given the PRC government’s significant oversight and discretion over the conduct of our operating subsidiary and VIE’s business, it may intervene or influence the operations of our PRC subsidiary or our VIE at any time and to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, which may cause us to make material changes to the operations of our PRC subsidiary or our VIE and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. On August 1, 2021, the China Securities Regulatory Commission stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. We cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

Compliance with China’s new Data Security Law, Measures on Cybersecurity Review (revised draft for public consultation), Personal Information Protection Law (second draft for consultation), regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s new Data Security Law promulgated by the Standing Committee of the National People’s Congress of China in June 2021, or the Data Security Law, will take effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government. As the Data Security Law has not yet come into effect, we may need to make adjustments to our data processing practices to comply with this law.

Additionally, China’s Cyber Security Law, requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to the Measures for the Graded Protection and the Guidelines for Grading of Classified Protection of Cyber Security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the Cyberspace Administration of China has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Measures on Cybersecurity Review, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On July 10, 2021, the Cyberspace Administration of China published a revised draft of the Measures on Cybersecurity Review, expanding the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the life sciences sector generally and the Company in particular. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, on August 20, 2021, the National People’s Congress passed the Personal Information Protection Law, which will be implemented on November 1, 2021. The law creates a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The law also proposes that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to-be-set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the draft contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market or the Stock Exchange of Hong Kong.

Our auditor is headquartered in the United States, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our common stock could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in this prospectus filed with the SEC and will issue audit reports related to our company in the future. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, to the extent that our auditor’s work papers become located in China, such work papers will not be subject to inspection by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities. Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. We are required by the Holding Foreign Companies Accountable Act to have an auditor that is subject to the inspection by the PCAOB. While our present auditor is located in the United States and the PCAOB is able to conduct inspections on such auditor, to the extent this status changes in the future and our auditor’s audit documentation related to their audit reports for our company becomes outside of the inspection by the PCAOB, our common stock could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section and in the Management’s Discussion of Financial Condition and Results of Operations section and those discussed elsewhere in this prospectus. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include, without limitation:

●	our ability to establish our business model and generate revenue and profit;

●	our ability to expand our business model;

●	our ability to manage or expand operations and to fill customers’ orders on time;

●	our ability to maintain adequate control of our expenses as we seek to grow;

●	our ability to establish or protect our intellectual property;

●	the impact of significant government regulation in China;

●	our ability to implement marketing and sales strategies and adapt and modify them as needed; and

●	our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

Although the forward-looking statements included herein, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus. The Selling Stockholders will receive all of the proceeds. We will pay all costs, fees and expenses incurred in connection with the registration of the shares of our common stock covered by this prospectus. However, the Company will receive up to $5,458,669.44 from the full exercise of the Warrants by the Selling Stockholders, assuming the exercise in full for all of the shares underlying the Warrants for cash at an exercise price of $4.48 per share. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes or for other purposes that our Board of Directors, in good faith, deems to be in our best interest of the Company. Our management will have broad discretion over the use of proceeds from the exercise of the Warrant.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis” when there is no effective registration statement for the resale of the shares underlying the Warrants, the amount of cash we would receive from the exercise of the Warrants will decrease. In addition, should a triggering event occur, as described in the Warrant, we could receive less than $4.48 per share.

DIVIDEND POLICY

We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our Board of Directors currently plans to retain earnings for the development and expansion of our business. Any future determination as to the payment of dividends will be at the discretion of our Board of Directors and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by a Wholly Foreign-owned Enterprise, we may not be able to pay dividends to our stockholders. The Wholly Foreign-owned Enterprise Law (as amended in 2016), and the Wholly Foreign-owned Enterprise Law Implementing Rules (as amended in 2014), and the Company Law of the PRC (as amended in 2013 and in 2018, respectively), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict our ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (total tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of June 30, 2021.

Our historical net tangible book value at June 30, 2021 was $(1,014,436) or approximately $(0.05) per share of our common stock. Pro forma as adjusted net tangible book value is our net tangible book value after taking into account the effect of the exercise of the 1,218,453 Warrants at the assumed exercise price of $4.48 per share and sale of 2,436,904 shares of the common stock in the registered direct offering concurrently to the issuance of Warrants pursuant to the July SPA at the offering price of $3.48 per share less estimated offering expenses payable by us. Our pro forma as adjusted net tangible book value as of June 30, 2021 would have been approximately $12,081,029, or $0.48 per share. This amount represents an immediate increase in as adjusted net tangible book value of approximately $0.53 per share to our existing stockholders, and an immediate dilution of $4.00 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the offering price per share paid by new investors.

The following table illustrates per share dilution:

Assume offering price per share underlying the warrants	$4.48
Net tangible book value per share as of June 30, 2021	$(0.05)
Increase in as adjusted net tangible book value per share attributable to this offering	$0.53

Pro forma as adjusted net tangible book value per share as of June 30, 2021, after giving effect to this offering including the consideration of fully exercise of the warrants issued from this offering at exercise price of $4.48 per share	$0.48
Dilution in as adjusted tangible book value per share to new investors purchasing shares in this offering	$4.00

To the extent that we issue other shares, investors purchasing shares in this offering could experience further dilution. In addition, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

DESCRIPTION OF WARRANTS

The material terms and provisions of the Warrants are summarized below. The summary is subject to, and qualified in its entirety by, the form of each warrant is attached as an exhibit to this registration statement.

On July 20, 2021, the Company entered into a securities purchase agreement (the “July SPA”) with certain institutional investors, pursuant to which the Company agreed to sell to such investors an aggregate of 2,436,904 shares of common stock of the Company at a purchase price of $3.48 per share. The shares are issued from a shelf registration statement on Form S-3. The Company also sold warrants (the “Investor Warrants”) to purchase 1,096,608 shares of common stock to such investors in a concurrent private placement. The closing of the sales of these securities under the securities purchase agreement took place on July 22, 2021 (the transaction, the “July Offering”). In connection with the July Offering, the Company engaged FT Global Capital, Inc. (the “Placement Agent”) and entered into a placement agent agreement (the “Placement Agent Agreement”) with the Placement Agent on July 20, 2021, pursuant to which the Company issued to the Placement Agent warrants (the “PA Warrants”, collectively with the Investor Warrants, the “Warrants”) to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock sold in the July Offering.

Subject to certain beneficial ownership limitations, the Investor Warrants are immediately exercisable at an exercise price equal to $4.48 per share, subject to adjustments as provided under the terms of the Investor Warrants, and will terminate on the two and one-half year anniversary following the initial exercise date of the Investor Warrants. Similarly, the PA Warrants are immediately exercisable at an exercise price equal to $4.48 per share and will terminate on the two and one-half-year anniversary of the closing of the July Offering.

Within 30 calendar days from the date of the July SPA, the Company shall file a registration statement for the resale by the investors of the shares of common stock underlying the Investor Warrants and use commercially reasonable best efforts to cause such registration to become effective no later than 181 days from the date of closing and keep such registration statement effective at all times until no investors owns any Investor Warrants or shares of common stock issuable upon exercise thereof.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder and the number of shares of common stock that each Selling Stockholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the Selling Stockholders hereunder may be acquired by the Selling Stockholders upon the exercise by the Selling Stockholders of the Warrants that are held by the Selling Stockholders. The shares of common stock that may be offered by the Selling Stockholders hereunder consist of (i) 1,096,608 shares of common stock issuable upon the exercise of the Investor Warrants that were issued to certain of the Selling Stockholders on July 22, 2021 pursuant to the July SPA and (ii) 121,485 shares of common stock issuable upon the exercise of the PA Warrants pursuant to the Placement Agent Agreement. Except as otherwise indicated, we believe that each of the beneficial owners and Selling Stockholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the Selling Stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors. Each of the Selling Stockholders has acquired the Warrants (and the shares of common stock issuable upon the exercise thereof) in the ordinary course of business and, at the time of acquisition of the Warrants, none of the Selling Stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such Selling Stockholders under the registration statement of which this prospectus forms a part.

Because a Selling Stockholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a Selling Stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the Selling Stockholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within sixty (60) days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name	Number (1)	Percent (2)	Shares (3)	Number	Percent
Intracoastal Capital, LLC (4)	990,543	4.14%	274,152	716,391	3.00%
3i, LP (5)	883,378	3.69%	274,152	609,226	2.55%
L1 Capital Global Opportunities Master Fund (6)	883,378	3.69%	274,152	609,226	2.55%
Hudson Bay Master Fund Ltd. (7)	883,378	3.69%	274,152	609,226	2.55%
F. Alec Orudjev (8)	20,000	*	20,000	0	N/A
Jian Ke (9)	101,845	*	101,845	0	N/A

*	Less than 1%.

(1)	Assumes the Warrants held by the Selling Stockholders are exercised in full solely for the purpose of this section.
(2)	Based on 23,911,042 shares issued and outstanding as of August 27, 2021. Shares of our common stock underlying the Warrants are not counted for the purposes of this calculation.
(3)	Assumes sale of all shares available for sale under this prospectus and no further acquisitions of shares by the Selling Stockholders.

(4)

Includes 274,152 shares of our common stock underlying the Warrants and 716,391 shares of our common stock. The Warrants held by Intracoastal Capital LLC (“Intracoastal”) are subject to a beneficial ownership limitation of 4.99%, which does not permit Intracoastal to exercise that portion of the Warrants that would result in Intracoastal and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

(5)

Includes 274,152 shares of our common stock underlying the Warrants and 609,226 shares of our common stock issued by the Company to 3i, LP in the July Offering. The Warrants held by 3i, LP are subject to a beneficial ownership limitation of 4.99%, which does not permit 3i, LP to exercise that portion of the Warrants that would result in 3i, LP and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Maier J. Tarlow is the manager of 3i Management LLC, which is the general partner of 3i, LP and in such capacity has the right to vote and dispose of the securities held by 3i, LP. The business address of Tarlow is 140 Broadway Fl 38, New York, NY 10005.

(6)

Includes 274,152 shares of our common stock underlying the Warrants and 609,226 shares of our common stock issued by the Company to L1 Capital Global Opportunities Master Fund (“L1 Capital”) in the July Offering. The Warrants held by L1 Capital are subject to a beneficial ownership limitation of 4.99%, which does not permit L1 Capital to exercise that portion of the Warrants that would result in L1 Capital and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund Ltd. As such, L1 Capital Global Opportunities Master Fund Ltd, Mr. Feldman and Mr. Arber may be deemed to beneficially own the shares of the Company held by L1 Capital Global Opportunities Master Fund. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. Address: 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman, Cayman Islands KY1-1001.

(7)

Includes 274,152 shares of our common stock underlying the Warrants and 609,226 shares of our common stock issued by the Company to Hudson Bay Master Fund Ltd. (“Hudson Bay”) in the July Offering. The Warrants held by Hudson Bay are subject to a beneficial ownership limitation of 9.99%, which does not permit Hudson Bay to exercise that portion of the Warrants that would result in Hudson Bay and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership over these securities. Address: c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(8)	Mr. Orudjev is the General Counsel of FT Global Capital, Inc. (Member FINRA/SIPC), the Placement Agent in the July Offering. Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.
(9)	Mr. Ke is the President of FT Global Capital, Inc. Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each of the Selling Stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Stockholders will decrease as and when they effect any such transfers. The plan of distribution for the Selling Stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Stockholders may also make sales in negotiated transactions. The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	public or privately negotiated transactions;

●	on the NASDAQ Capital Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Stockholders may:

●	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

●	sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

●	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

●	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Stockholder for purposes of this prospectus. The Selling Stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if any Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties of such Selling Stockholder may offer and sell the shares of common stock from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by a Selling Stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Stockholders to include the pledgee, secured party or other successors in interest of such Selling Stockholder under this prospectus.

The Selling Stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, provided the applicable Selling Stockholder meets the criteria and conforms to the requirements of such rule.

The Selling Stockholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the shares of common stock are sold through underwriters or broker-dealers, the applicable Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. Neither we, nor the Selling Stockholders, can presently estimate the amount of that compensation. If any Selling Stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the selling stockholders and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any Selling Stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our common stock.

LEGAL MATTERS

The validity of the common stock registered for resale hereby will be passed upon for us by Flangas Law Group.

EXPERTS

The consolidated balance sheets of our Company and its subsidiaries as of June 30, 2021 and June 30, 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flow for the years then ended appearing in this registration statement have been incorporated by reference in the registration statement in reliance on the reports of Benjamin & Ko and Morison Cogen LLP, respectively, given the authority of such firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

●	our Current Reports on Form 8-K, filed with the SEC on July 22, 2021, August 4, 2021 and September 17, 2021, respectively;
●	our Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2021; and
●	our Annual Report on Form 10-K for the year ended June 30, 2021, filed with the SEC on September 28, 2021.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all the securities registered hereunder or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

DATASEA INC.

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road, Technological

Development Zone

Beijing, People’s Republic of China 100176

+86 10-56145240

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. The information we file with the SEC or contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

1,218,453 SHARES OF COMMON STOCK

PROSPECTUS

          , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

SEC registration fee		$506.02
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*	Estimated expenses are presently not known and cannot be estimated.

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions

Pursuant to our Articles of Incorporation, as amended and Amended and Restate Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, provided, however, that (i) we will not indemnify such person against expenses incurred in connection with an action if he is threatened but does not become a party unless the incurring of such expenses was authorized by the Board of Directors and (ii) we will not indemnify against any amount paid in settlement unless our Board of Directors has consented to such settlement.

An officer or director is not entitled to indemnification against costs or expenses incurred in connection with any action, commenced by such person against us or any person who is or was a director, officer, fiduciary, employee or agent of our company unless and to the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or directors is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock issued by us in the past three years that were not registered under the Securities Act of 1933.

In September 2018 and January 2019, we sold to certain investors an aggregate of 84,000 shares and 21,500 of common stock for cash proceeds of $246,946 and $63,235, respectively. All the investors are non-U.S. persons, as defined in Regulation S. The investors are all individuals residing in the People’s Republic of China.

As disclosed above, on July 20, 2021, the Company entered into certain Securities Purchase Agreement (the “July SPA”) with certain institutional investors, pursuant to which the Company agreed to sell to such investors an aggregate of 2,436,904 shares of common stock of the Company at a purchase price of $3.48 per share. The common stock issued to such investors are registered shares. The Company also sold warrants (the “Investor Warrants”) to purchase 1,096,608 shares of common stock to such investors in a concurrent private placement. The closing of the sales of these securities under the July SPA took place on July 22, 2021 (the transaction, the “July Offering”). In connection with the July Offering, the Company engaged FT Global Capital, Inc. (the “Placement Agent”) and entered into a placement agent agreement (the “Placement Agent Agreement”) with the Placement Agent on July 20, 2021, pursuant to which the Company issued to the Placement Agent warrants (the “PA Warrants”, collectively with the Investor Warrants, the “Warrants”) to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock sold in the July Offering. The Company has issued the Warrants in reliance upon the exemption from registration contained in Section 4(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(1) Financial Statements

Financial Statements and Reports of Independent Registered Public Accounting Firms are incorporated by reference from the Company’s Annual Report on Form 10-K filed with the SEC on September 28, 2021.

(2) Financial Statement Schedules

Schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is given in the consolidated financial statements or the notes thereto.

(3) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement, incorporated herein by reference to Exhibit 1.1 of the S-1/A filed on October 16, 2018.
2.1	Share Exchange Agreement, dated October 29, 2015, by and among Datasea Inc., Shuhai Information Skill (HK) Limited, Zhixin Liu and Fu Liu, incorporated herein by reference to Exhibit 10.1 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
3.1	Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-1 filed on February 13, 2015.
3.2	First Amendment to Articles of Incorporation, dated May 27, 2015, incorporated herein by reference to Exhibit 3.1(ii) of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
3.3	Certificate of Change, dated November 12, 2015, incorporated herein by reference to Exhibit 3.1 of Form 8-K filed on November 19, 2015.
3.4	Amended and Restated Bylaws, adopted on August 20, 2015, incorporated herein by reference to Exhibit 3.2(ii) of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
3.5	Certificate of Amendment to Articles of Incorporation of Datasea Inc., incorporated herein by reference to Exhibit 3.1 of the Form 8-K filed on April 20, 2018
4.1	Form of Underwriter’s Warrant, incorporated herein by reference to Exhibit 4.1 of the S-1/A filed on October 16, 2018.
4.2	Form of Warrant, in connection with the registered direct offering closed on July 22, 2021, incorporated herein by reference to Exhibit 4.1 of the 8-K filed on July 22, 2021
4.3	Form of Placement Agent Warrant, in connection with the registered direct offering closed on July 22, 2021, incorporated herein by reference to Exhibit 4.2 of the 8-K filed on July 22, 2021.
5.1	Legal Opinion of Flangas Law Group**
10.1	Operation and Intellectual Property Service Agreement, dated October 20, 2015, by and among Tianjin Information Sea Information Technology Co., Ltd. and Shuhai Information Technology Co. Ltd., Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.2 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.2	Shareholder’s Voting Rights Entrustment Agreement, dated October 27, 2015, by and among Tianjin Information Sea Information Technology Co., Ltd. and Shuhai Information Technology Co. Ltd., Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.3 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.3	Option Agreement, dated October 27, 2015, by and between Tianjin Information Sea Information Technology Co., Ltd. and Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.4 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.4	Equity Pledge Agreement, dated October 27, 2015 by and between Tianjin Information Sea Information Technology Co., Ltd. and Fu Liu and Zhixin Liu, incorporated herein by reference to Exhibit 10.5 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.5	Employment Agreement, dated February 11, 2015 by and between Shuhai Information Technology Co., Ltd. and Ms. Zhixin Liu, incorporated herein by reference to Exhibit 10.6 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016
10.6	Translation of the Amendment to the Employment Agreement by and between Shuhai Information Technology Co., Ltd. and Ms. Zhixin Liu dated January 1, 2017, incorporated herein by reference to Exhibit 10.6 of the S-1/A filed on January 31, 2018.
10.7	Wireless Internet Access In Public Places Security Management and Control Systems Feature Collection Equipment Purchase Contract, dated January 8, 2016, by and between Shuhai Information Technology Co., Ltd. and Daqing City Public Security Bureau, incorporated herein by reference to Exhibit 10.7 of the Post-Effective Amendment No. 1 to Form S-1 filed on February 10, 2016.
10.8	The 2018 Equity Incentive Plan of Datasea Inc., incorporated herein by reference to Exhibit 10.14 of the Form 10-K for the year ended June 30, 2018 filed on September 13, 2018.
10.9	Form of Indemnification Escrow Agreement, incorporated herein by reference to Exhibit 10.9 of the S-1/A filed on October 16, 2018.
10.10	Translation of the Lease Agreement by and between Shuhai Information Technology Co., Ltd. and Beijing Chang Ning Machinery Electric Science and Technology Co., Ltd. dated December 29, 2017, incorporated herein by reference to Exhibit 10.10 of the S-1/A filed on January 31, 2018.
10.11	Translation of the Building Property Management Contract by and between Shuhai Information Technology Co., Ltd. and Zhuozhou City Changning Property Service Co., Ltd. dated December 29, 2017, incorporated herein by reference to Exhibit 10.11 of the S-1/A filed on January 31, 2018.

10.12	Translation of the Lease Agreement by and between Shuhai Information Technology Co., Ltd. and Beijing Chang Ning Machinery Electric Science and Technology Co., Ltd. dated December 8, 2016, incorporated herein by reference to Exhibit 10.12 of the S-1/A filed on January 31, 2018.
10.13	Translation of the Building Property Management Contract by and between Shuhai Information Technology Co., Ltd. and Beijing Changning Property Service Co., Ltd. dated December 8, 2016, incorporated herein by reference to Exhibit 10.13 of the S-1/A filed on January 31, 2018.
10.14	Employment Agreement, dated February 11, 2018, by and between Shuhai Information Technology Co., Ltd. and Ms. Zhixin Liu., incorporated herein by reference to Exhibit 10.14 of the S-1/A filed on April 5, 2018.
10.15	Translation of the Banking Service Direct Sales Cooperation Agreement Between China Minsheng Bank Co. and Shuhai Information Technology Co., Ltd. dated March 15, 2018, incorporated herein by reference to Exhibit 10.15 of the S-1/A filed on April 5, 2018.
10.16	Form of Director Offer Letter, incorporated herein by reference to Exhibit 10.18 of the S-1/A filed on October 16, 2018.
10.17	Translation of the Lease Agreement, dated July 30, 2019, by and between Shuhai Information Technology Co., Ltd. and Beijing Kaipeng Technology Co., Ltd., incorporated herein by reference to Exhibit 10.18 of the 10-K filed on October 15, 2019.
10.18	Common Stock Purchase Agreement, dated October 22, 2020, by and between Datasea, Inc. and Triton Funds LP, incorporated herein by reference to Exhibit 10.1 of the 8-K filed on October 23, 2020.
10.19	Form of Securities Purchase Agreement in connection with the registered direct offering closed on July 22, 2021, incorporated herein by reference to Exhibit 10.1 of the 8-K filed on July 22, 2021
10.20	Placement Agency Agreement, dated July 20, 2021, by and between Datasea, Inc. and FT Global Capital, Inc., incorporated herein by reference to Exhibit 10.2 of the 8-K filed on July 22, 2021
10.21	English Translation of the Employment Agreement, dated August 1, 2021, by and between Datasea, Inc. and Mingzhou Sun, incorporated herein by reference to Exhibit 10.1 of the 8-K filed on August 4, 2021
10.22	English Translation of the Lease Agreement, dated August 11, 2020, by and between Tianjin Information Sea Information Technology Co., Ltd. and Shenzhen Lvjing Real Estate Development Co., Ltd., incorporated herein by reference to Exhibit 10.18 of the 10-K filed on September 28, 2021.
10.23	English Translation of the Lease Agreement, dated August 26, 2020, by and between Tianjin Information Sea Information Technology Co., Ltd. and Hangzhou Zhexin Information Technology Co., LTD, incorporated herein by reference to Exhibit 10.19 of the 10-K filed on September 28, 2021.
10.24	English Translation of the Supplementary Lease Agreement, dated January 14, 2021, by and among Tianjin Information Sea Information Technology Co., Ltd., Hangzhou Zhexin Information Technology Co., LTD and Hangzhou Shuhai Zhangxun Information Technology Co., Ltd., incorporated herein by reference to Exhibit 10.20 of the 10-K filed on September 28, 2021.
14.1	Code of Ethics, incorporated herein by reference to Exhibit 14.1 of the S-1/A filed on October 16, 2018.
21.1	List of Subsidiaries, incorporated herein by reference to Exhibit 21.1 of the Form 10-K filed on September 28, 2020
23.1	Consent of Benjamin & Ko*
23.2	Consent of Morison Cogen LLP*
23.3	Consent of Flangas Law Group (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)**

*	To be filed by amendment
**	Previously filed

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on the 16th day of November, 2021.

DATASEA INC.

By:	/s/ Zhixin Liu
Name:	Zhixin Liu
Title:	President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Zhixin Liu	Chief Executive Officer and Chair	November 16, 2021
Zhixin Liu	(principal executive officer)

/s/ *	Chief Financial Officer	November 16, 2021
Mingzhou Sun	(principal accounting and financial officer)

/s/ *	Director	November 16, 2021
Fu Liu

/s/ *	Independent Director	November 16, 2021
Michael James Antonoplos

/s/ *	Independent Director	November 16, 2021
Chun Kwok Wong

/s/ *	Independent Director	November 16, 2021
Ling Wang

*By:	/s/ Zhixin Liu
Zhixin Liu
Attorney-in-fact